Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Chris Donaghey
443-733-1600

KEYW Reports Q2 2012 Financial Results

HANOVER, Md., July 31, 2012 (GLOBE NEWSWIRE) – The KEYW Holding Corporation (Nasdaq:KEYW) announces Q2 2012 revenue of $56.2 million, an increase of 25% versus Q2 2011. GAAP earnings per share (EPS) were $0.01 in Q2 2012 on a fully diluted basis, versus $0.00 in Q2 2011. Amortization associated with acquisition-related intangibles reduced Q2 2012 EPS by approximately $0.11 per share on an after tax basis versus a reduction of $0.05 in Q2 2011. Adjusted EBITDA (as described below) for Q2 2012 was $7.6 million, compared to $3.9 million in Q2 2011. As a percentage of revenue, Adjusted EBITDA margin rose to 13.5% in Q2 2012, an increase from 8.6% in Q2 2011 and 12.9% in Q1 2012. Net cash provided from operations in Q2 2012 was a strong $10 million despite R&D spending of $1.6 million in the quarter. In Q2 2012, KEYW was awarded work totaling $42 million in contract value.

“For KEYW, Q2 2012 was about continuing to deliver results,” commented Leonard Moodispaw, CEO and President of KEYW.  “We delivered on growth, revenue and EBITDA while continuing to invest in key R&D initiatives, including Project G.  While many in our industry are fretting over budgets and contracts, KEYW continues to see unparalleled demand for the talent and solutions for which we are known throughout the Intelligence Community.  During this quarter we celebrated the opening of our new Corporate headquarters, significantly expanding our facilities as we continue to scale KEYW to meet our customers’ needs.  At mid-year, 2012 is on target to be a strong year for KEYW.”

Revenue for Q2 2012 increased 25% versus Q2 2011 from $44.9 million to $56.2 million. The main driver for the increase was the acquisition of Flight Landata in August 2011 offset in part by decreases in our Air Force services work, the reassignment of a contract to another company, and increased use of billable staff for internal research and development programs. Consolidated gross margin increased from 29% in Q2 2011 to 34% in Q2 2012 due to a revenue mix shift toward our Integrated Solutions segment. Research and development expenses were $1.6 million in Q2 2012, an increase from $660,000 in Q2 2011 and $837,000 in Q1 2012.

Adjusted EBITDA, as defined by KEYW, is a non-GAAP measure that is calculated as GAAP net income plus other non-recurring expense, interest expense, income taxes, stock compensation, depreciation, and amortization. We have provided Adjusted EBITDA because we use the measurement internally to evaluate performance and we believe it is a commonly used measure of financial performance in comparable companies. It is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. In addition, our board of directors and management use Adjusted EBITDA:

-	As a measure of operating performance;
-	To determine a significant portion of management’s incentive compensation;
-	For planning purposes, including the preparation of our annual operating budget; and
-	To evaluate the effectiveness of our business strategies.

Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity. Please refer to the table below that reconciles GAAP net income to Adjusted EBITDA.

	Six months ended June 30, 2012	Six months ended June 30, 2011	Three months ended June 30, 2012	Three months ended June 30, 2011
	(Unaudited and in thousands)

Net Income	$493	$112	$325	$49

Depreciation	2,059	527	1,032	272

Intangible Amortization	9,738	4,533	4,869	2,465

Acquisition and IPO Costs	47	218	24	162

Stock Compensation Amortization	1,346	1,498	698	742

Interest Expense (Income)	873	221	456	198

Tax Expense	266	74	200	(16)

Adjusted EBITDA	$14,822	$7,183	$7,604	$3,872

In addition to these traditional financial metrics, we believe the total number of KEYW employees provides investors with insight into our business and growth. At the close of Q2 2012, we had 864 employees, approximately 70% of whom hold the highest level clearances.

The KEYW Holding Corporation Financial Highlights

Condensed Consolidated Statements of Operations

(in thousands except share and per share amounts)

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Services	$39,076	$42,558	$78,931	$81,184
Integrated Solutions	17,079	2,340	33,000	5,375
Total	56,155	44,898	111,931	86,559

Costs of Revenues
Services	28,113	30,277	56,990	57,636
Integrated Solutions	9,109	1,584	17,079	3,646
Total	37,222	31,861	74,069	61,282

Gross Profit
Services	10,963	12,281	21,941	23,548
Integrated Solutions	7,970	756	15,921	1,729
Total	18,933	13,037	37,862	25,277

Operating Expenses
Operating expenses	13,089	10,333	26,501	20,330
Intangible amortization expense	4,869	2,465	9,738	4,533
Total	17,958	12,798	36,239	24,863

Operating Income	975	239	1,623	414

Non-Operating Expense net	450	206	864	228

Income before Income Taxes	525	33	759	186

Income Tax (Expense) Benefit, net	(200)	16	(266)	(74)

Net Income	$325	$49	$493	$112

Weighted Average Common Shares Outstanding
Basic	25,553,097	26,058,260	25,679,720	25,832,176
Diluted	28,353,011	29,301,790	28,085,331	29,243,975

Earnings per Share
Basic	$0.01	$0.00	$0.02	$0.00
Diluted	$0.01	$0.00	$0.02	$0.00

Condensed Consolidated Balance Sheet

(in thousands except share amounts)

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$234	$1,294
Receivables	51,196	40,630
Inventories, net	8,676	7,242
Prepaid expenses	2,973	2,511
Income tax receivable	27	27
Deferred tax asset, current	1,193	1,193
Total current assets	64,299	52,897

Property and equipment, net	14,759	8,707
Goodwill	164,466	164,466
Other intangibles, net	29,264	39,002
Deferred tax asset	2,348	2,348
Other assets	212	211
TOTAL ASSETS	$275,348	$267,631

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,706	$4,136
Accrued expenses	4,611	4,370
Accrued salaries & wages	12,640	9,644
Revolver	52,200	49,500
Deferred income taxes	1,591	1,591
Total current liabilities	75,748	69,241

Long-term liabilities:
Non-current deferred tax liability	15,977	17,430
Other non-current liabilities	3,851	301
TOTAL LIABILITIES	95,576	86,972

Commitments and contingencies	0	0

Stockholders’ equity:
Preferred stock, $0.001 par value; 5 million shares authorized, none issued	0	0
Common stock, $0.001 par value; 100 million shares authorized, 25,569,243 and 25,770,795 shares issued and outstanding	26	26
Additional paid-in capital	171,991	173,371
Retained earnings	7,755	7,262
Total stockholders’ equity	179,772	180,659
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$275,348	$267,631

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six months ended June 30, 2012	Six months ended June 30, 2011
	(Unaudited)	(Unaudited)
Net income	$493	$112
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock compensation	1,346	1,498
Depreciation/Amortization	11,797	5,060
Deferred taxes	0	(223)
Changes in operating assets and liabilities:
Receivables	(10,566)	(4,044)
Inventory	(1,434)	(1,669)
Prepaid expenses	(462)	(2,623)
Accounts payable	570	253
Accrued expenses	1,363	(4,611)
Other balance sheet changes	0	304
Net cash provided by (used in) operating activities	3,107	(5,943)

Cash flows from investing activities:
Acquisitions, net of cash acquired	0	(25,460)
Purchases of property and equipment	(4,141)	(479)
Net cash used in investing activities	(4,141)	(25,939)

Cash flows from financing activities:
Proceeds from revolver, net	2,700	29,000
Repurchase of Stock	(2,948)	0
Proceeds from option and warrant exercises	222	590
Net cash (used in) provided by financing activities	(26)	29,590

Net decrease in cash and cash equivalents	(1,060)	(2,292)
Cash and cash equivalents at beginning of period	1,294	5,795
Cash and cash equivalents at end of period	$234	$3,503

Supplemental disclosure of cash flow information:
Cash paid for interest	$878	$144
Cash paid for taxes	$2,791	$93

Pro Forma Revenue Reconciliation

The table below is provided to allow investors to compare reported year-to-date 2012 revenue to unaudited pro forma revenue for the six-month period ended June 30, 2011, assuming these acquisitions had been completed on the first day of the year. Pro forma revenue is not presented for 2012 as there have been no acquisitions during 2012. The 2011 activity for JKA, FASI and FLD includes the financial activity in 2011 prior to acquisition. Activity for the National Semiconductor asset purchase is not included for any period presented due to its immateriality. The total pro forma revenue in the tables below is a Non-GAAP measurement which includes KEYW's reported revenues and the revenues of acquisitions prior to being acquired by KEYW.

	For Six Months ended June 30, 2011 (In Thousands and Unaudited)
	JKA	FASI	FLD	KEYW	Total
Revenue	$3,381	$3,903	$13,717	$86,559	$107,560

The table below summarizes the unaudited pro forma statement of operations for the second quarter of 2011, assuming these acquisitions had been completed on the first day of the year.

	For Three Months ended June 30, 2011 (In Thousands and Unaudited)
	FASI	FLD	KEYW	Total
Revenue	$968	$6,027	$44,898	$51,893

KEYW has scheduled a conference call to discuss these results today, July 31, 2012, at 5:00 p.m. (EDT). Interested parties will be able to connect to our Webcast via the Investor page on our website, http://investors.keywcorp.com. Interested parties may also listen to the conference call by calling 1-877-853-5645. The International Dial-In access number will be 1-408-940-3868.

An archive of the Webcast will be available on our webpage following the call. In addition, a dial-up replay of the call will be available at approximately 7:00 p.m. (EDT) on July 31, 2012, and will remain available through August 31, 2012. To access the dial-up replay, call 1-855-859-2056, Conference ID 72084099. In addition, a podcast of our conference call will be available for download from our Investors page of our website at approximately the same time as the dial-up replay. International callers may access the replay by calling 1-404-537-3406, with the same Conference ID.

About KEYW

KEYW provides agile cyber superiority, cybersecurity, and geospatial intelligence solutions primarily for U.S. Government intelligence and defense customers. We create our solutions by combining our services and expertise with hardware, software, and proprietary technology to meet our customers' requirements. For more information contact KEYW Corporation, 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076; Phone 443-733-1600; Fax 443-733-1601; E-mail investors@keywcorp.com; or on the Web at www.keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about our future expectations, plans and prospects, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” “opportunities”, and similar expressions, Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 15, 2012 with the Securities and Exchange Commission (SEC as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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